Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports
Fiscal Third Quarter 2019 Financial Results
Refranchising of Three Non-Core Western Markets Expected
to Conclude by First Quarter 2020

Lake Forest, CA. October 21, 2019 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal third quarter 2019 financial results for the 12-week period ending September 10, 2019.

Fiscal Third Quarter 2019 Highlights

•	System-wide comparable restaurant sales increased 1.0%;

◦
Company-operated comparable restaurant sales increased 0.4%. Company-operated comparable restaurant sales were comprised of average check growth of 4.1%, including modest menu mix growth, mostly offset by a transaction decline of 3.7%;

◦	Franchised comparable restaurant sales increased 1.8%;

•	Total revenue of $120.2 million representing 2.0% growth from the fiscal third quarter 2018;

•	Company-operated restaurant sales of $111.1 million representing 1.4% growth from the fiscal third quarter 2018;

•	Net loss of $7.7 million, or $0.21 per diluted share, compared to net income of $5.9 million, or $0.15 per diluted share, in the fiscal third quarter 2018;

•	Adjusted net income* of $3.7 million, or $0.10 per diluted share, compared to $6.0 million, or $0.15 per diluted share, in the fiscal third quarter 2018;

•
Restaurant contribution* margin of 16.8%, which includes an approximate 70 basis points unfavorable impact from the adoption of the new lease accounting standard, compared to 19.9% in the fiscal third quarter 2018;

•
Adjusted EBITDA* of $14.5 million, which includes approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard, compared to $17.7 million in the fiscal third quarter 2018; and

•
Two company-operated restaurants and two franchised restaurant openings and one company-operated restaurant closure. Del Taco also opportunistically acquired a high-volume franchised restaurant in Southern California.

* Adjusted net income, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Our continued focus on value and innovation resulted in our ‘Fresh Faves’ box meals and our Beyond platform each mixing at over 6% during the third quarter, while the debut of our $2 Breakfast Toasted Wrap reinvigorated our breakfast daypart. Still, flattish comparable restaurant sales at company-operated restaurants coupled with inflationary pressures on food, labor, and operating expenses resulted in lower restaurant contribution and adjusted EBITDA compared to the year-ago period. Given our results to date, as well as a more cautious stance on our current 16-week fourth quarter, we have revised our annual guidance.”

Cappasola continued, “We have since experienced an improvement in company-operated sales and transaction trends during the fourth quarter as we continue to activate and embed our transaction driving initiatives. Specifically, we have made great progress against our digital transformation following the late third quarter launch of Postmates in substantially all company-operated restaurants along with ramping up the Del App to over 800,000 registered users. We have also continued our focus on value evolution with the recent launch of a 2 for $3 Del Taco promotion to further enhance value and affordability perceptions and we are seeing a strong positive reaction to our product innovation with the Breakfast Toasted Wrap driving momentum at breakfast and the return of our popular Carnitas program. Looking ahead, we expect to benefit from further menu innovation including a new seasonal authentic Pork Tamales LTO and additional delivery traction, including the planned launch of DoorDash as our third delivery service provider late in the fourth quarter.”

Cappasola concluded, “We now expect to complete the refranchising of three non-core Western markets by the end of the first quarter of 2020. These pending transactions and their related franchise development commitments provide increased confidence in our franchise growth prospects. Furthermore, they allow us to adjust our planned pace of company growth beginning next year to reflect a slower and more strategic approach of selective infill within our remaining core Western markets and completing the strategic seeding of our Atlanta and Oklahoma markets. Limited company development will in turn facilitate capital generation that can be deployed to enhance existing restaurant performance through continued investments in technology, equipment, and remodel testing, while better positioning us to enhance total shareholder returns through debt repayment and opportunistic share repurchases.”

Review of Fiscal Third Quarter 2019 Financial Results

Total revenue increased 2.0% to $120.2 million compared to $117.8 million in the fiscal third quarter 2018. Comparable restaurant sales increased 1.0% system-wide, resulting in a 2.4% increase on a two-year basis. Company-operated comparable restaurant sales increased 0.4% while franchise comparable restaurant sales increased 1.8%.

Net loss was $7.7 million, representing a loss of $0.21 per diluted share, compared to net income of $5.9 million in the fiscal third quarter 2018, representing $0.15 per diluted share. During the fiscal third quarter 2019 the net loss compared to net income in the prior year period was primarily due to a $7.9 million loss on disposal of assets and adjustments to assets held for sale, and the resulting income tax provision that was impacted by the reclassification of $14.8 million of non-tax deductible goodwill to assets held for sale, as well as impairment of long-lived assets of $1.4 million.

Adjusted net income* was $3.7 million, or $0.10 per diluted share, compared to $6.0 million in the fiscal third quarter 2018, or $0.15 per diluted share.

Restaurant contribution* was $18.6 million compared to $21.8 million in the fiscal third quarter 2018. As a percentage of Company-operated restaurant sales, restaurant contribution margin decreased 310 basis points year-over-year to 16.8%. The decrease was the result of approximately 70 basis point increase in food and paper costs, an approximately 50 basis point increase in labor and related expenses, and an approximately 200 basis point increase in occupancy and other operating expenses. Restaurant contribution margin included a negative impact of approximately 70 basis points due to the adoption of the new lease accounting standard and a negative impact of approximately 40 basis points from the timing of advertising expense.

Adjusted EBITDA* was $14.5 million compared to $17.7 million in the fiscal third quarter 2019, including an approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard.

Restaurant Development

During the fiscal third quarter 2019, there were two company-operated restaurant openings, two franchised restaurant openings, and one company-operated restaurant closure. Including two expected openings this week, there will be 15 Del Taco system restaurant openings so far this year with another 12 restaurants currently under construction, of which 10 are expected to open in fiscal year 2019. The Company also opportunistically acquired a high-volume franchised restaurant in Southern California during the fiscal third quarter 2019.

Restaurant Portfolio Optimization

Del Taco is focused on optimizing its restaurant portfolio to help stimulate growth in new restaurants, primarily through franchise development, and existing restaurant AUV’s. The Company has been working with The Cypress Group to manage the refranchising of certain company-operated restaurants across four non-core Western markets and has executed an asset purchase agreement for one market and has signed letters of intent covering two other markets to be refranchised.

Accordingly, Del Taco now expects that it will be able to refranchise the twenty-three restaurants in these three markets by the end of the first quarter of 2020 and enter into meaningful commitments for future growth in these or adjacent markets. The fiscal year 2019 guidance referenced below includes our current expectation that two of these refranchising transactions are finalized during the second half of the fiscal fourth quarter.

Fiscal Year 2019 Guidance

Del Taco is revising its guidance for the 52-week fiscal year 2019 ending December 31, 2019 to reflect its performance year-to-date and more conservative expectations for the 16-week fiscal fourth quarter. This guidance also includes the current expectation that two of the aforementioned refranchising transactions are finalized during the second half of the fiscal fourth quarter.

•	System-wide comparable restaurant sales growth of approximately 1% with franchise outperformance (previously low-single digits);

•	Total revenue between $512 million and $515 million (previously $517 million and $527 million);

•	Company restaurant sales between $473 million to $476 million (previously $481 million and $491 million);

•
Restaurant contribution* margin between 17.1% and 17.4%, which includes approximately 70 basis points of unfavorable impact from the adoption of the new lease accounting standard, (previously 18.1% and 18.6%);

•	General and administrative expenses between approximately 8.4% and 8.6% of total revenue (previously 8.7% and 9.0%);

•	Interest expense between approximately $7.3 million and $7.5 million (previously $7.2 million and $7.6 million);

•
Effective tax rate of approximately 27.0% to 27.5% excluding the tax consequence of approximately $4.0 million related to the reclassification of $14.8 million of non-tax deductible goodwill to assets held for sale (previously 26.5% to 27.5%);

•	Adjusted diluted earnings per share of approximately $0.44 to $0.47 (previously $0.47 to $0.52);

•
Adjusted EBITDA* is expected between $63.0 million and $65.0 million, which includes approximately $3.5 million of unfavorable impact from the adoption of the new lease accounting standard, (previously $66.5 million and $69.0 million);

•	At least 25 gross system-wide new unit openings skewing toward franchised restaurants and an estimated 1% system-wide closure rate (consistent with prior guidance); and

•	Net capital expenditures between $43 million to $46 million (previously $42 million to $47 million).

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”.

We have not reconciled guidance for Adjusted Net Income or Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13695011

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and restaurant closure charges, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax. Adjusted diluted net income per share* represents company diluted net income per share before restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign, Celebrating the Hardest Working Hands in Fast Food, further communicates Del Taco's commitment to restaurant-level team members that provide guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 580 restaurants across 14 states. For more information, visit www.deltaco.com.

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 1, 2019, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

### #### ###
### #### ###

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 10, 2019	January 1, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$8,568	$7,153
Accounts and other receivables, net	2,980	3,167
Inventories	2,877	2,932
Prepaid expenses and other current assets	3,457	4,935
Assets held for sale	14,260	14,794
Total current assets	32,142	32,981
Property and equipment, net	148,903	161,429
Operating lease right-of-use assets	232,935	—
Goodwill	310,989	321,531
Trademarks	220,300	220,300
Intangible assets, net	11,049	18,507
Other assets, net	3,918	4,208
Total assets	$960,236	$758,956
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,749	$19,877
Other accrued liabilities	38,286	34,785
Current portion of finance lease obligations, other debt and deemed landlord financing liabilities	363	1,033
Current portion of operating lease liabilities	18,800	—
Total current liabilities	78,198	55,695
Long-term debt, finance lease obligations, other debt and deemed landlord financing liabilities, excluding current portion, net	150,601	178,664
Operating lease liabilities, excluding current portion	231,002	—
Deferred income taxes	71,290	69,471
Other non-current liabilities	14,631	32,852
Total liabilities	545,722	336,682
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 37,059,202 shares issued and outstanding at September 10, 2019; 37,305,342 shares issued and outstanding at January 1, 2019	4	4
Additional paid-in capital	331,687	336,941
Accumulated other comprehensive (loss) income	(86)	180
Retained earnings	82,909	85,149
Total shareholders’ equity	414,514	422,274
Total liabilities and shareholders’ equity	$960,236	$758,956

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		36 Weeks Ended
	September 10, 2019	September 11, 2018	September 10, 2019	September 11, 2018
Revenue:
Company restaurant sales	$111,059	$109,559	$329,142	$324,468
Franchise revenue	4,490	4,308	13,193	12,249
Franchise advertising contributions	3,458	3,155	10,048	9,227
Franchise sublease and other income	1,191	808	3,472	2,253
Total revenue	120,198	117,830	355,855	348,197
Operating expenses:
Restaurant operating expenses:
Food and paper costs	30,761	29,601	90,434	88,656
Labor and related expenses	36,304	35,301	108,542	105,541
Occupancy and other operating expenses	25,386	22,844	73,522	67,457
General and administrative	10,421	9,606	31,735	30,356
Franchise advertising expenses	3,458	3,155	10,048	9,227
Depreciation and amortization	5,941	5,855	17,661	17,616
Occupancy and other - franchise subleases and other	1,011	762	2,858	2,051
Pre-opening costs	465	259	720	900
Impairment of long-lived assets	1,407	—	5,101	1,661
Restaurant closure charges, net	588	672	1,718	635
Loss on disposal of assets and adjustments to assets held for sale, net	7,906	580	8,790	760
Total operating expenses	123,648	108,635	351,129	324,860
(Loss) income from operations	(3,450)	9,195	4,726	23,337
Other expense (income), net:
Interest expense	1,663	2,062	5,169	5,984
Other income	—	(523)	(201)	(523)
Total other expense, net	1,663	1,539	4,968	5,461
(Loss) income from operations before provision for income taxes	(5,113)	7,656	(242)	17,876
Provision for income taxes	2,556	1,782	3,910	4,563
Net (loss) income	(7,669)	5,874	(4,152)	13,313
Other comprehensive (loss) income:
Change in fair value of interest rate cap, net of tax	(75)	23	(345)	312
Reclassification of interest rate cap amortization included in net income, net of tax	32	15	79	31
Total other comprehensive (loss) income, net	(43)	38	(266)	343
Comprehensive (loss) income	$(7,712)	$5,912	$(4,418)	$13,656
(Loss) earnings per share:
Basic	$(0.21)	$0.15	$(0.11)	$0.35
Diluted	$(0.21)	$0.15	$(0.11)	$0.34
Weighted-average shares outstanding
Basic	37,023,287	38,191,335	37,000,331	38,310,842
Diluted	37,023,287	39,391,284	37,000,331	39,108,573

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 10, 2019	September 11, 2018	September 10, 2019	September 11, 2018
Net (loss) income	$(7,669)	$5,874	$(4,152)	$13,313
Non-GAAP adjustments:
Provision for income taxes	2,556	1,782	3,910	4,563
Interest expense	1,663	2,062	5,169	5,984
Depreciation and amortization	5,941	5,855	17,661	17,616
EBITDA	2,491	15,573	22,588	41,476
Stock-based compensation expense (a)	1,347	1,445	4,601	4,079
Loss on disposal of assets and adjustments to assets held for sale, net (b)	7,906	580	8,790	760
Restaurant closure charges, net (c)	588	672	1,718	635
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(19)	(352)	44	(602)
Pre-opening costs (e)	465	259	720	900
Impairment of long-lived assets (f)	1,407	—	5,101	1,661
Other income (g)	—	(523)	(201)	(523)
Sublease income for closed restaurants (h)	(173)	—	(554)	—
Executive transition costs (i)	438	—	438	—
Adjusted EBITDA	$14,450	$17,654	$43,245	$48,386

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less costs to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees and net gains or losses recorded associated with sale-leaseback transactions.

(c)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(f)	Includes costs related to impairment of long-lived assets.

(g)
During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant. During 2018, other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants.

(h)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(i)	Includes costs associated with the transition of former Company executives, such as severance expense.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		36 Weeks Ended
	September 10, 2019	September 11, 2018	September 10, 2019	September 11, 2018
Company restaurant sales	$111,059	$109,559	$329,142	$324,468
Restaurant operating expenses	92,451	87,746	272,498	261,654
Restaurant contribution	$18,608	$21,813	$56,644	$62,814
Restaurant contribution margin	16.8%	19.9%	17.2%	19.4%

Del Taco Restaurants, Inc.
Reconciliation of Net (Loss) Income to Adjusted Net Income
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		36 Weeks Ended
	September 10, 2019	September 11, 2018	September 10, 2019	September 11, 2018
Net (loss) income, as reported	$(7,669)	$5,874	$(4,152)	$13,313
Restaurant closure charges, net (a)	588	672	1,718	635
Other income (b)	—	(523)	(201)	(523)
Sublease income for closed restaurants (c)	(173)	—	(554)	—
Impairment of long-lived assets (d)	1,407	—	5,101	1,661
Executive transition costs (e)	438	—	438	—
Loss on disposal of assets and adjustments to assets held for sale, net (f)	7,906	—	8,790	760
Tax impact of adjustment (g)	1,242	(40)	(180)	(684)
Non-GAAP adjusted net income	$3,739	$5,983	$10,960	$15,162

(Loss) earnings per share (as reported):
Basic	$(0.21)	$0.15	$(0.11)	$0.35
Diluted	$(0.21)	$0.15	$(0.11)	$0.34
Weighted-average shares outstanding (as reported):
Basic	37,023,287	38,191,335	37,000,331	38,310,842
Diluted	37,023,287	39,391,284	37,000,331	39,108,573

Adjusted earnings per share:
Basic	$0.10	$0.16	$0.30	$0.40
Diluted	$0.10	$0.15	$0.29	$0.39
Shares used in computing adjusted earnings per share:
Basic	37,023,287	38,191,335	37,000,331	38,310,842
Diluted	37,438,920	39,391,284	37,289,679	39,108,573

(a)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(b)
During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant. During 2018, other income consists of a gain related to the write-off of unfavorable lease liabilities related to franchise subleases which were terminated in connection with the Company's acquisition of the related franchise-operated restaurants.

(c)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(d)	Includes costs related to impairment of long-lived assets.

(e)	Includes costs associated with the transition of former Company executives, such as severance expense.

(f)
Includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less costs to sell, the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses associated with the sale of company-operated restaurants to franchisees and net gains or losses recorded associated with sale-leaseback transactions.

(g)	Represents the income tax associated with the adjustments in (a) through (f) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		36 Weeks Ended
	September 10, 2019	September 11, 2018	September 10, 2019	September 11, 2018
Company-operated restaurant activity:
Beginning of period	310	315	322	312
Openings	2	2	3	6
Closures	(1)	(3)	(4)	(4)
Purchased from franchisees	1	3	4	3
Sold to franchisees	—	—	(13)	—
Restaurants at end of period	312	317	312	317
Franchise-operated restaurant activity:
Beginning of period	273	251	258	252
Openings	2	3	8	4
Closures	—	(1)	(1)	(3)
Purchased from Company	—	—	13	—
Sold to Company	(1)	(3)	(4)	(3)
Restaurants at end of period	274	250	274	250
Total restaurant activity:
Beginning of period	583	566	580	564
Openings	4	5	11	10
Closures	(1)	(4)	(5)	(7)
Restaurants at end of period	586	567	586	567